Exhibit 1.1

SCHEDULE FOR

 FORM OF TRUST DECLARATION

Trustee	Date	Amount of Regulation S Shares
Laguana Partners Ltd.	5/1/2005	2,000,000
Karsten Behrens	7/24/2006	3,000,000
Karsten Behrens	12/12/2006	1,000,000

TRUST DECLARATION

TO ALL WHOM THESE PRESENTS SHALL COME, Karsten Behrens, a lawyer carrying on business and residing in Vevey, Switzerland (hereinafter called the "Trustee") hereby declares:

WHEREAS the Trustee holds an aggregate of 2,000,000 (two million) common shares of Holmes Herbs Inc., USA (a US company trading in the United States, OTC-BB) in the name of the Trustee (herein referred to as "Shares").

AND WHEREAS the Trustee hereby acknowledges that the right, title and interest of the Trustee in the Shares are held in the name of the Trustee for the sole purpose of temporary convenience and are held IN TRUST for Holmes Herbs Inc., (the "Beneficiary").

THE TRUSTEE DOES HEREBY DECLARE that he holds and stands possessed or will hold and stand possessed of the Shares and all benefits derived therefrom, and all dividends and advantages accruing thereon and shall take the profits thereof and the proceeds of sale in the event that any of the Shares are or any interest therein is sold or disposed of UPON TRUST for the Beneficiary and its legal representatives.

THE TRUSTEE HEREBY AGREES that he will transfer, sell or otherwise deal with the Shares only in accordance with the written instructions of the Beneficiary.

THE TRUSTEE is granted a trustee fee of 5% of the selling value of the shares, due and payable only as the shares are sold in whole or in part. The trustee fee will not be paid on any portion of the shares remaining unsold and returned to the Beneficiary at their request.

IN WITNESS WHEREOF, the Trustee, LAGUANA PARTNERS Ltd. does hereby execute this Trust Declaration as of this 1st day of May, 2005 in the City of Vevey Switzerland.

Agreed to by:

Acknowledged by:

/s/ Karsten Behrens

/s/ John F. Metcalfe

______________________________

 ______________________________

Karsten Behrens

Holmes Herbs Inc.